Exhibit 10.10

Daylight	Letter of Understanding
Harvesting
&
Dimming Electronic Ballast	The Future of Fluorescent Lighting

Wednesday, March 16, 2005

To:	David Pedersen, President
Merit Media, Inc.

Subject:	Letter of Engagement

David,

Documenting the points you clarified for us this morning during our phone conversation with you.

An expectation of a fee is only on those entities, to whom, you introduce to Axis Technologies, Inc. with the intention of providing funds for Axis’s PPM (Public Private Memorandum)

Pre-existing relationships (i.e. Casteel Capital) void this expectation and fee arrangements.

Compensation of 3% common stock and 3% gross amount of financing is for Axis PPM (Public Private Memorandum). Other opportunities and fees will be addresses on a case by case basis.

Please sign and return by fax and mail.

/s/ Kip Hirschbach
Kip Hirschbach
President

/s/ David Pederson
David Pedersen, President
Merit Media Inc.

Phone: 866/458-9880	2056 South Folsom St., Lincoln, NE 68522	Fax: 866/458-9881

LETTER OF ENGAGEMENT

This letter (the “Agreement”) will confirm the general terms of understanding of Axis Technologies, Inc. (hereinafter referred to as “ATI”) to retain Merit Media Inc. or its designee entity (hereinafter referred to as “Provider”) for the purpose of providing funding for ATI.

General terms and conditions are set forth as follows:

I. FINANCING TRANSACTIONS

Fees will be due and payable for all funding sources introduced by Provider for transaction(s) closed from the date of this Agreement and for a minimum period of five year thereafter. The fees are payable on any and all transaction(s) with funding sources introduced by Provider which are closed by ATI, including subsequent follow-up, repeat, extended or renegotiated transaction(s) for a period of five years from the date of introduction or closing of the transaction, whichever is later. ATI agrees not to circumvent the purpose(s) of this Agreement.

Provider may work with and/or retain other funding sources (hereinafter referred to as “Co-Provider”) to complete the financing for the Projects, but ATI will not be responsible for any fees of such firms absent a separate agreement between ATI and such individual or firm. The Provider will hereby indemnify ATI from any claim by any Co-Provider with respect to moneys paid by ATI to Provider as to which any such Co-Provider has a claim.

Compensation for furnishing the source of funding will be three percent (3%) in ATI Common stock of the gross amount of the funds raised, and three percent (3%) of the gross amount of financing raised from a financing source introduced by Provider, to be paid to Provider from the proceeds of such financing at the closing of said financing.

The above term apply to any subsequent rounds of financing with any banking or lending institutions, trusts, corporations, companies or individual lenders or borrowers introduced by Provider.

Any Fee due under this Agreement shall be payable via wire transfer to the specified accounts to be provided under a separate cover

II. CONFIDENTILITY

Confidential information may be provided to Provider and to ATI for assistance. The information and materials provided will be solely for the purpose of evaluating the venture or relationship with each of the parties to this Agreement. Except as otherwise provided herein, either parties will not disclose this information to anyone without express written permission, and will return all such materials to the other party upon request. All outside advisors engaged by both parties will be instructed to keep this information confidential and to use it solely for the purpose of evaluating the venture. If either party or any of its advisors or representatives is requested to disclose any information or release any materials in connection with any legal proceeding, the other party may seek a protective order to require Provider's compliance with this Agreement.

Provider shall not be under any legal obligation with respect to the proposed investment or any part of it unless and until this Agreement is executed between Provider and ATI.

III. TERM ANP TERMINATION

The obligations of the parties hereunder shall terminate one year from the date of this Agreement (except that the provisions concerning confidentiality shall survive termination) and shall automatically be renewed on a monthly basis, provided, however, that either party may terminate this agreement upon 30 days written notice delivered to the other party, which termination may be with or without cause and for any reason whatsoever.

V. OTHER TERMS ANP CONDITIONS

In the event either party is required to enforce this Agreement, it will be entitled to its costs and reasonable attorney fees in connection with enforcement of this Agreement.

ATI has the right to approve any Funding Source and/or Co-Provider with whom the Provider is affiliated.

ATI acknowledges and agrees that funding sources introduced by Provider are exclusive to Provider and that ATI will not solicit business from such persons or entities during the term of this Agreement. Should ATI be contacted directly by any named investor introduced by Provider, ATI will advise Provider and work through Provider.

No provision of this Agreement may be amended, modified or waived orally, but only in a writing signed by a duly authorized officer or attorney-in-fact of ATI and Provider. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between the parties or their affiliates or agents with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only, and shall not alter or affect the meaning of any provision. Each party acknowledges that it has not relied upon any representation of the other party, except for any representation made by such party under the express terms of this Agreement, in entering into and undertaking the obligations imposed by this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska. The parties agree that any action brought to resolve any controversy arising under or relating to this Agreement should be subject to the exclusive jurisdiction of, and may only be brought or maintained in, the state and federal courts of the State of Nebraska.

This agreement is to supersede any previous agreements between ATI and Provider.

Please confirm your agreement with the foregoing by signing below and returning one copy to the undersigned.

Yours truly,

AGREED:		AGREED:

By:	/s/ David Peterson	By:	/s/ Kip Hirschbach
	David Peterson, Merit Media President		ATI, President

DATED:	3-16-05	DATED:	3-16-05